CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is dated as of June 6, 2008, by and between Neuro-Hitech, Inc., a Delaware corporation (the “Company”) and David Ambrose (“Ambrose”).

WHEREAS, Consultant previously served as the Chief Executive Officer and Chief Financial Officer, among other offices, of the Company; and

WHEREAS, in connection with that certain Amended and Restated Stock Purchase Agreement among GKI Acquisition Corporation, Neuro-Hitech, Inc., and Ambrose, dated June __, 2008 (the “Stock Purchase Agreement”), the Company desires to engage Consultant to perform consulting services for the Company, and Consultant is willing to serve in such capacity as an independent contractor.

NOW, THEREFORE, in consideration of the premises and respective agreements set forth herein and the mutual benefits to be derived herefrom, the Company and Consultant hereby agree as follows:

1. Services. The Company hereby engages Consultant and Consultant accepts such engagement as an independent contractor and not as the employee, agent, partner or joint venturer of the Company, on the terms and conditions herein. Consultant agrees to provide certain consulting and advisory services to the Company, including but not limited to: (a) providing operational and strategic advice regarding the Company’s business; (b) participating in conference calls and other forms of communication to share Consultant’s ideas, experience and expertise with the Company; and (c) providing such other services that the Company and Consultant mutually agree upon (collectively, the “Services”). Such Services shall be provided by Consultant during the Term on an hourly-basis from time to time during the regular business hours for a minimum of ten (10) hours per month and not to exceed twenty (20) hours per month without the consent of Consultant. Additionally, during each 12-month period following the Commencement Date (as defined in Section 3(a)), Consultant shall use commercially reasonable efforts to propose in writing to the Company at least twenty (20) pharmaceutical products for which a viable commercial market exists or reasonably could exist, which TG United Pharmaceuticals, Inc. or its Affiliates reasonably could produce and which the Company could, to its reasonable commercial advantage, distribute.

2. Compensation.

(a) Consulting Fee. As consideration for the Services, the Company shall pay Consultant an annual consulting fee of $150,000 (the “Consulting Fee”), which shall be paid to Consultant in twice-monthly installments of $6,250. If during, any 12-month period of this Agreement, Consultant proposes fewer than twenty (20) pharmaceutical products, as described in Section 1 hereof, then the Consulting Fee applicable for the subsequent 12-month period shall equal $150,000 multiplied by a fraction the numerator of which is the number of pharmaceutical products actually proposed during the prior year and the denominator of which is 20, provided, however, that if such a short fall occurs during the final 12-month period of the Term, Consultant shall rebate a portion of the Consulting Fee with respect to such 12-month period in accordance with the formula set forth in this sentence.

(b) Reimbursement of Expenses. Consultant shall be reimbursed for all reasonable expenses reasonably incurred by Consultant in the performance of the Services pursuant to this Agreement (the “Out-of-Pocket Expenses”). Any Out of Pocket Expenses in excess of $250 shall be subject to the Company’s prior written approval.

(c) Taxes. Consultant, as an independent contractor, agrees to pay in a timely manner all Social Security and other payroll taxes relating to his compensation, and Consultant shall have no claim against the Company for vacation pay, sick leave, retirement benefits, Social Security, worker’s compensation, disability or unemployment insurance benefits or other employee benefits of any kind.

3. Term and Termination.

(a) Term. The term of this Agreement shall be for a period of three (3) years commencing on the date hereof (the “Initial Term”). This Agreement shall be automatically renewed for a period of two (2) years following the completion of the Initial Term (the “Renewal Term”) unless the Company provides to the Consultant, or the Consultant provides to the Company, as the case may be, with six (6) months written notice, that it does not seek a Renewal Term. For purposes of this Agreement, references to the “Term” shall mean the Initial Term or the Renewal Term, as appropriate.

(b) Termination. Either party may, at any time, terminate this Agreement with or without cause upon thirty (30) days’ prior written notice to the other party; provided, however, if the Company terminates this agreement prior to the expiration of the Term without Cause (as defined below), then the Company shall immediately make a lump-sum payment to Consultant equal to the Consultant Fee for the remainder of the Term and any incurred but unpaid Out-of-Pocket Expenses as of the effective termination date. For purposes of this Agreement, “Cause” shall mean (i) Consultant's fraud, theft, embezzlement, dishonest acts, illegal conduct or similar acts of willful misconduct of Consultant that results, in the reasonable judgment of the Board, in an adverse effect on the Company; or (ii) the habitual use of alcohol or other harmful and addictive substances by the Consultant that substantially interferes with his abilities to perform the essential functions of his position with the Company, or serious neglect by Consultant in the performance of his duties that results in a material adverse effect on the Company, which, in the case of serious neglect which is capable of being cured, is not cured to the reasonable satisfaction of the Company within a reasonable time after the Company gives Consultant written notice of such neglect.

4. Confidentiality Covenants; Noncompetition. Consultant acknowledges that the information, observations and data obtained by him concerning the business and affairs of the Company and its affiliates and its and their predecessors during the course of his performance of Services pursuant to this Agreement are the property of the Company and its affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s or its affiliates’ business or industry of which Consultant becomes aware while providing the Services. Therefore, Consultant agrees that he will not (and shall cause each of his affiliates not to) at any time (whether during or after the termination of the Services hereunder) disclose to any unauthorized person or, directly or indirectly, use for his own account, any of such information, observations or data without the Company’s consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of Consultant’s acts or omissions to act.

5.Miscellaneous.

(a) Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

(b) Notices. Any notices required or desired to be given hereunder shall be deemed sufficiently given when sent by facsimile, first class certified or registered mail, postage prepaid and return receipt requested, as follows:

If to the Company: At the address set forth on the signature page

If to Consultant: At the address set forth on the signature page or to such other address as the parties shall designate in a writing delivered to the other party hereto. Any such notice or communication required or permitted herein shall be deemed to have been given as of the date faxed or transmitted so mailed as evidenced by the postmark on the envelope.

(c) Survival of Obligations. The parties expressly agree and understand that all of the provisions in this Agreement which impose post-termination obligations on a party, or which are related to or necessary to enforce those obligations, shall remain in full force and effect and survive the termination of this Agreement.

(d) Disclaimer of Agent or Employee Status. It is expressly understood that Consultant is acting at all times in the role of an independent contractor to the Company. Nothing in this Agreement shall be construed to constitute Consultant as an agent or employee of the Company; nor shall anything contained in this Agreement be construed to constitute the Company as an agent of Consultant.

(e) Indemnification.

(i) Consultant shall indemnify and hold harmless the Company, and its respective shareholders, members, partners, directors, officers, employees and agents from all claims, actions, costs, debts, damages or suits, arising from any material breach of this Agreement by Consultant, or any act or omission by Consultant, and from all related costs, legal fees, expenses and other liabilities incurred in connection with such claims, actions or lawsuits. This covenant shall be deemed continuing and shall survive any termination or expiration of this Agreement.

(ii) The Company shall indemnify and hold harmless Consultant from all claims, actions, costs, debts, damages or suits, arising from Consultant's performance of services under this Agreement or any material breach of this Agreement by the Company, or any act or omission by the Company, and from all related costs, legal fees, expenses and other liabilities incurred in connection with such claims, actions or lawsuits; provided, however, the Company shall not be obligated to indemnify Consultant for any loss, expense or damage resulting from the intentional misconduct, gross negligence or fraud of Consultant. This covenant shall be deemed continuing and shall survive any termination or expiration of this Agreement.

(f) Binding Effect.  This Agreement shall be binding upon the parties hereto, their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties, and their heirs and assigns; provided, however, that this Agreement is personal to Consultant and may not be assigned by Consultant. The Company may assign all or any portion of this Agreement by providing written notice to Consultant.

(g) Interpretation. This Agreement shall, in all respects be, interpreted, enforced and governed under the laws of the State of Florida without regard to its conflicts of laws principles that would refer the construction or governance of construction of the Agreement to the laws of another jurisdiction. The language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

(h) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT:

/s/ David Ambrose
David Ambrose
Address for Notice:

COMPANY:

Neuro-Hitech, Inc.

By:	/s/ David Barrett
Its:	Chief Financial Officer
Address for Notice: